Exhibit 99.1

COMMERCIAL LOAN AGREEMENT

THIS COMMERCIAL LOAN AGREEMENT dated as of May 30, 2007, by and among WEBSTER BANK NATIONAL ASSOCIATION (herein called “Bank”) a national banking association having an office at 145 Bank Street, Waterbury, Connecticut, BOLT TECHNOLOGY CORPORATION (herein called “Borrower”), a Connecticut corporation having its chief executive office and principal place of business at 4 Duke Place, Norwalk, Connecticut and A-G GEOPHYSICAL PRODUCTS, INC., a Texas corporation and wholly owned subsidiary of the Borrower having its chief executive office and principal place of business at 14880 Skinner Road, Cypress, Texas and CUSTOM PRODUCTS CORPORATION, a Connecticut corporation and wholly owned subsidiary of the Borrower having its chief executive office and principal place of business at 457 State Street, North Haven, Connecticut (the “Guarantors” and together with the Borrower, sometimes referred to herein collectively, as the “Obligors”). All references to “Obligors” shall mean Borrower and Guarantors taken as a whole.

W I T N E S S E T H:

Section 1. The Loans

1.1 The Loans. The Borrower is and/or may become, indebted to the Bank, from time to time, and has received and may continue to receive various financial accommodations from the Bank (all of the foregoing, whether now existing or hereafter incurred or arising, being referred to herein as the “Loans”). The Loans may be evidenced by one or more promissory notes, reimbursement agreements (in the case of Letters of Credit issued for the Borrower’s account), agreements relating to interest rate protection products or other agreements under which the Borrower undertakes repayment of the Loans (all of the foregoing, whether now existing or hereafter incurred or arising, being referred to herein as the “Notes”). Notwithstanding any other provision contained in any Note, this Agreement shall be deemed to govern each and every Loan and Note of the Borrower and a default hereunder shall constitute a default under all Loans and Notes.

1.2 Interest, Default Interest. Each Note shall accrue interest at the rate or rates set forth therein, including, if applicable, increases to the stated interest rate imposed as a result of the occurrence of an event of default therein or herein (“Default Interest Rate”). Each Note shall continue to accrue interest, including interest at the Default Interest Rate if applicable, both before and after judgment has been rendered on any Note.

1.3 Computation of Interest. All computations of interest on the Notes shall be made on the basis of a 360-day year and actual days elapsed.

1.4 Repayment of Loans. The Borrower shall repay the aggregate unpaid principal amount of all Loans in accordance with the terms set forth in the Notes evidencing the Loans.

1.5 Payment of Principal and Interest. The Bank is authorized to charge principal and interest due under the Notes to any account of the Borrower with the Bank when and as it becomes due.

1.6 Late Charge. Bank may collect a “late charge” equal to five percent (5%) of any installment of interest or principal, or of any other amount due to the Bank which is not paid or reimbursed by the Borrower within ten (10) days of the due date thereof to cover the extra expense involved in handling such delinquent payment. The minimum late charge shall be $50.00.

Section 2. Warranties

The Obligors hereby represent and warrant to the Bank (which representations and warranties will survive the delivery of the Notes and the making of the Loans and shall be deemed to be continuing until Loans and Notes are fully paid and this Agreement is terminated) that:

2.1 Organization, Charter, Compliance with Laws, Financial and other Information.

(a) Each Obligor is duly organized and validly existing under the laws of the State of its incorporation and is qualified and in good standing in all states in which it is doing business; and

(b) The execution, delivery and performance of this Agreement are within each respective Obligor’s corporate powers, have been duly authorized, are not in contravention of any law or any terms of each Obligor’s Certificate of Incorporation,Charter, By-laws,or other governing or operating documents or any agreement or undertaking to which each Obligor is a party; and

(c) All of the Obligors’ issued and outstanding stock is duly authorized, validly issued, fully paid and non-assessable; and

(d) The most recent financial statements presented by Borrower to Bank for the fiscal year ending June 30, 2006 (the “Financial Statements”) are true, complete and correct in all material respects and fairly present the financial condition of Borrower and the Guarantors on a consolidated basis as of the date of such statements and the results of their operations for the period then ended. There has been no material adverse change to the Obligors’ financial condition taken as a whole since the date of such financial statements; and

(e) Subject to any limitations stated therein or in connection therewith, all information furnished or to be furnished by the Borrower or the Guarantors pursuant to the terms hereof is, or will be at the time the same is furnished, accurate and complete in all material respects; and

(f) Each Obligor is in compliance in all material respects with all laws, ordinances, rules or regulations, applicable to it, of all federal, state or municipal governmental authorities, instrumentalities or agencies including, without limitation, the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) and the United States Occupational Safety and Health Act of 1970, as amended, (“OSHA”); and

2.2 Subsidiaries and Affiliates. The Borrower and the Guarantors have no operating Subsidiaries or Affiliates (as defined in Section 7.6) other than those shown on Schedule 2.2 attached hereto, which describes in detail the relationship with each such entity. The Borrower a nd the Guarantors are not the record or beneficial owner of any stock, common or preferred, of any other corporation, other than a Subsidiary or Affiliate and other than pursuant to stock option plans of the Borrower or the Guarantors approved by their respective Boards of Directors, there are no fixed, contingent or other obligations on the part of the Borrower or the Guarantors to issue any additional shares of their respective stock.

2.3 Claims, Actions, Place of Business.

(a) No material claims, including, without limitation, taxes, assessments and insurance premiums, are due and unpaid, except to the extent they are currently being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with generally accepted accounting principles; and

(b) Each Obligor’s chief place of business is the address shown above and each Obligor shall give Lender at least thirty (30) days prior written notice of any change; and

(c) Other than Permitted Debt (as defined in Section 5.1(c)) or as disclosed on Schedule 2.3 (c) hereto, the Obligors do not have any other indebtedness, except for accounts payable incurred in the ordinary course of each Obligors’ business; and

(d) The Obligors are not in default of any agreement, decree, law or order to which they are a party or by which they are bound, including without limitation those relating to the environment which default could have a Material Adverse Effect (For the purposes of this Agreement the term “Material Adverse Effect” means the occurrence of any material adverse change in the financial condition of the Obligors taken as a whole, after taking into account the Cyclical Nature of the business of each Obligor. As used herein, the term “Cyclical Nature” is defined as a general downturn in industry conditions, not specific to the operations of the Obligors; and

(e) Except as specifically disclosed to the Bank on Schedule 2.3 (e) hereto, no suits or actions are pending or to the knowledge of the Borrower or the Guarantors, threatened against Borrower or the Guarantors; and

(f) Each Obligor holds all necessary licenses, consents (governmental or otherwise), patents and trademarks as are necessary to enable the Obligors to conduct their businesses as presently conducted.

2.4 Use of Proceeds. The Borrower shall use the proceeds of the Loans for general corporate purposes and Permitted Acquisitions (as defined in Section 7.6) only, provided that no part of such proceeds will be used, in whole or in part, for the purpose of (i) acquiring any consumer or household goods or (ii) purchasing or carrying any “margin security” as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System or (iii) acquiring substantially all of the stock or assets of any other firm, corporation or entity other than Permitted Acquisitions.

2.5 Validity. This Agreement, the Notes and all Related Agreements (as defined in Section 3.3), upon the execution and delivery thereof, will be legal, valid, binding and enforceable obligations of the Obligors if a party thereto, in accordance with the terms of each.

Section 3. Conditions Precedent

All Loans shall be subject to the following conditions precedent:

3.1 Approval of Bank Counsel. All legal matters incident to the transactions hereby contemplated shall be satisfactory to counsel for the Bank; and

3.2 Proof of Action. The Bank shall have received certified copies of all action taken by the Borrower and the Guarantors to authorize the execution and delivery of this Agreement, the Related Agreements and with respect to the Borrower, the Notes and borrowing hereunder and such other papers as the Bank or its counsel shall reasonably request; and

3.3 Related Agreements and Documents. The Borrower and the Guarantors shall have delivered to the Bank the various agreements and documents described under the heading “Related Agreements” in Schedule A hereto (herein referred to as the “Related Agreements”); and

3.4 No Event of Default. No Event of Default has occurred, and is continuing without having been waived in writing by the Bank and no event has occurred or is continuing which, pursuant to the provisions of Section 6 with the lapse of time and/or the giving of a notice as specified therein, would constitute an Event of Default; and

3.5 No Material Adverse Effect. There has been no Material Adverse Effect on the financial condition of the Borrower or the Guarantors since the date of the last Financial Statements delivered to the Bank; and

3.6 Representations and Warranties. The representations and warranties contained in Sections 2.1 through 2.5 are true and complete, in all material respects and the Borrower and the Guarantors shall have so certified to the Bank. Any request for a borrowing shall be deemed a certification by the Borrower as to the truth and accuracy of the representations and warranties contained in Sections 2.1 through 2.5 as of the date of such request.

3.7 Opinion Letter. On or prior to the date hereof, the Bank shall have received the legal opinion of counsel to the Borrower and the Guarantors, in form and substance satisfactory to the Bank and its counsel (subject to standard exceptions acceptable to the Bank and its counsel).

3.8 Financial Covenants. The Borrower and the Guarantors, shall, on a consolidated basis, be in compliance with the financial covenants set forth in Section 5 before and after such Loan is made, on a pro-forma basis.

Section 4. Affirmative Covenants

Each Obligor covenants and agrees that from the date hereof until payment in full of the Loans and the Notes and the termination of this Agreement, unless the Bank otherwise consents in writing, each Obligor shall:

4.1 Financial Statements. Deliver to the Bank:

(a) Within forty-five (45) days after close of each of the first three quarters of each fiscal year of the Borrower and the Guarantors, Form 10-Q consolidated unaudited financial statements of the Borrower and the Guarantors, including a balance sheet as of the close of such period and statements of income and retained earnings for that portion of the fiscal year-to-date then ended, prepared in conformity with generally accepted accounting principles (except as otherwise stated therein and except that the Form 10-Q financial statements do not contain footnotes and shall be subject to normal year end adjustments), applied on a basis consistent with that of the preceding period or containing disclosure of the effect on financial position or results of operations of any change in the application of generally accepted accounting principles during the period, and certified by the president or the chief financial officer of the Borrower as accurate, true and complete in all material respects; and

(b) Within one hundred twenty (120) days after the close of each fiscal year of the Borrower and the Guarantors, consolidated audited financial statements including a balance sheet of the Borrower and the Guarantors as of the close of such fiscal year and statements of income and retained earnings and source and application of funds for the year then ended, prepared in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding year or containing disclosure of the effect on financial position or results of operations of any change in the application of accounting principles during the year accompanied by a report, thereon, containing an unqualified opinion of McGladrey & Pullen, LLP or such other firm of independent certified public accountants selected by the Borrower and reasonably acceptable to the Bank; and

(c) Together with the financial statements required above or at any time or from time to time, the Bank shall require a certificate of compliance executed by an authorized representative of each of the Obligors indicating that the Obligors are in compliance with all Affirmative Covenants set forth in Section 4 hereof and Negative Covenants set forth in Section 5 hereof and with respect to all financial covenants, and containing calculations indicating compliance therewith; and

(d) Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower, the Guarantors or any Affiliate or Subsidiary with the Securities and Exchange Commission, or any other governmental authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower, the Guarantors or any Affiliate or Subsidiary to their shareholders generally, as the case may be; and

(e) Promptly give the Bank prompt written notice of the creation, establishment or acquisition, in any manner, of any Subsidiary or Affiliate of any Obligor not existing on the date hereof and if such Subsidiary or Affiliate is an operating entity, cause each such Subsidiary or Affiliate to become a guarantor hereunder within thirty (30) business days of such due organization and to comply with all of the terms and conditions of this Agreement applicable to Guarantors; and

(f) Promptly upon the Bank’s written request, such other information about the financial condition and operations of the Borrower or any Guarantor, as the Bank may, from time to time, reasonably request.

4.2 General Affirmative Covenants. Each Obligor shall:

(a) Promptly advise the Bank of the commencement of litigation or a receipt of a threat of litigation, including arbitration proceedings and any proceedings before any governmental agency, which might have a Material Adverse Effect upon the condition, (financial, operating or otherwise,) of the Obligors, or where the amount involved is $100,000.00 or more; and

(b) Continue to conduct its business as presently conducted; and

(c) Maintain its existence and pay all taxes before the same become delinquent, except taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on their books; and

(d) Notify the Bank of any event causing material loss or unusual depreciation in any material asset of the Obligors taken as a whole and the amount of same; and

(e) Comply in all material respects with all valid and applicable statutes, rules and regulations including, without limitation, ERISA, OSHA and all laws relating to the environment; and

(f) Give prompt written notice to Bank (but in any event within fifteen (15) days) of:

(i) any material dispute that may arise between the Borrower or any Guarantor and any governmental regulatory body or law enforcement; and

(ii) any labor controversy resulting or likely to result in a strike or work stoppage against the Borrower or any Guarantor; and

(iii) any proposal by any public authority to acquire any material asset or all or any material portion of the business of any of the Obligors, if material to the Obligors taken as a whole; and

(iv) any actual change of the Borrower’s or any Guarantor’s name, trade names, identities or corporate structure; and

(v) any change in its place of business or the location of assets from its present place of business and/or locations; and

(vi) any other matter which has resulted in or is reasonably likely to have a Material Adverse Effect; and

(g) Keep its properties insured against fire and other hazards (so called “All Risk” coverage) in amounts and with companies satisfactory to the Bank to the same extent and covering such risks as is customary in the same or a similar business, but in no event in an amount less than the lesser of (i) the total indebtedness or (ii) the amount necessary to avoid any co-insurance penalty which policies shall name the Bank as loss payee as its interest may appear. Such All Risk property insurance coverage shall provide for a minimum of thirty (30) days’ written cancellation notice to the Bank; and

(h) Maintain public liability coverage against claims for personal injuries, death or property damage in an amount deemed reasonable by the Bank, which policy shall name the Bank as an additional insured; and

(i) Maintain all worker’s compensation, employment or similar insurance as may be required by applicable law; and

(j) Deliver copies of insurance certifcates describing all insurance policies to the Bank and in the event of any loss or damage to the assets of any Obligor which might constitute a Material Adverse Effect, Borrower shall give immediate written notice to the Bank and to its insurers of such loss or damage; and

(k) Permit the Bank to enter the Obligors’ premises and inspect their respective books and records upon reasonable notice during normal business hours; and

(l) Maintain Borrower’s primary operating account (excluding its payroll account) at the Bank and comply with all of the terms of any agreement governing any such accounts; and

(m) Cause the Notes to be secured equally and ratably with any and all Indebtedness secured by any lien or encumbrance created after the date hereof by the Borrower, the Guarantors or any Subsidiary upon any of its property or assets, whether now owned or hereafter acquired, other than liens and encumbrances permitted pursuant to Section 5.1(a) hereof.

(n) Pay to the Bank an unused commitment fee for the period from and including the date hereof through the Maturity Date (as defined in the Note) or such earlier date as the commitment to make the Loans shall terminate as provided herein, computed at the rate of  1/4 of 1% per annum on the average daily unused portion of the Loans (based on a year of 360 days), payable quarterly, in arrears, on the last day of each March, June, September and December and on the Maturity Date or such earlier date as the commitment to make the Loans shall terminate as provided herein, commencing on the first of such dates to occur after the date hereof.

Section 5. Negative Covenants

Each Obligor covenants and agrees that, until payment is made in full of the Loans and the Notes and the performance of all of its other obligations hereunder, unless the Bank otherwise consents in writing:

5.1 Restrictions. Each Obligor shall not:

(a) Incur or permit to exist any liens or other encumbrances on any of its assets except (i) in favor of Bank, (ii) pledges or deposits in connection with or to secure worker’s compensation, unemployment insurance, pensions, or other employee benefits; (iii) tax liens which are being contested in good faith and against which such Obligors have maintained reserves (bond, cash, book or otherwise) satisfactory to the Bank, and/or (iv) purchase money liens secured solely by the asset that has been purchased (provided that the amount of such liens shall not exceed the aggregate principal sum of $500,000 per year) nor shall any Obligor make or enter into any contract or agreement with any other lender, entity or third party the effect of which is to restrict any Obligor from granting a security interest to the Bank or otherwise creating a lien or encumbrance on any of its assets in favor of the Bank; or

(b) Merge, consolidate or transfer, convey or dispose of all or any material portion of the Obligors’ business or assets, except inventory in the ordinary course of its business as presently conducted except with the prior written consent of the Bank (For the purposes of this Section 5.1 (b) the transfer, conveyance or disposition of assets constituting more than twenty five percent (25%) of the assets of the Obligors taken as a whole at any time in one or more of a series of related transactions shall constitute a material portion of the Obligors’ business or assets); or

(c) Suffer to exist any indebtedness or obligation for borrowed money or issue any guaranties of the obligations of any other person or entity except for (i) the Loans, (ii) obligations permitted under Section 5.1 (a) above (including purchase money indebtedness permitted under Section 5.1 (a) (iv) above) and (iii) trade payables incurred in the ordinary course of each Obligors’ business (such exceptions referred to as “Permitted Debt”); or

(d) Make any loans or advances to anyone in excess of $20,000.00 in the aggregate (exclusive of intercompany loans); or

(e) Suffer to exist any judgment against it or any of its assets that exceeds $100,000 that is not subject to a mandatory stay pending appeal;

(f) Form or dispose of any Subsidiary or Affiliate, except as permitted herein; provided however, that such Subsidiary or Affiliate shall become a Guarantor hereof as provided in Section 4.1 (e) above; or

(g) With respect to ERISA, engage in any “prohibited transaction”, incur any “accumulated funding deficiency”, terminate any pension plan so as to create any lien on any asset of an Obligor, or otherwise not be in full compliance in all material respects with ERISA; or

(h) Guarantee, become obligated to pay or otherwise assure any obligation of any other party (other than pursuant to this Agreement or the Related Agreements) including, without limitation, that of any Guarantor, where the contingent liability under such guarantee or obligation shall be in excess of $1,000,000 in any single event, and the total of such contingent obligations would exceed $1,000,000 in the aggregate outstanding at any one time; or

(i) [Reserved]; or

(j) [Reserved]; or

(k) Purchase any securities issued by, or otherwise invest in, any publicly or privately held entity except the purchase of Certificates of Deposit issued by the Bank or any banking institution having a net worth of at least $50,000,000.00; or

(l) Change its name or its principal place of business from that set forth above without at least thirty (30) days prior written notice to the Bank of such change (provided that the Borrower can not move its principal place of business outside of the United States without the express prior written consent of the Bank) or change the nature of its business from that conducted on the date hereof; or

(m) Permit a Change of Control [For the purposes of this covenant, the term “Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Equity Interests representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; (c) the acquisition of direct or indirect control (as defined in Section 7.6) of the Borrower by any Person or group; or (d) the sale, transfer, encumbrance or conveyance of ownership, directly or indirectly, beneficially or of record of a majority of the Equity Interests in the Guarantors by the Borrower. The term “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, or

(n) Make or consent to a change in its method of accounting (including, without limitation, the basis of application of GAAP) or in its tax elections under the Internal Revenue Code, as applicable, except as agreed by the Obligors’ auditors or as permitted by or otherwise in accordance with GAAP; or

(o) Make any payment on any indebtedness subordinated to the Bank in violation of any subordination agreement or other agreement relating thereto.

5.2 Minimum Working Capital. Borrower and the Guarantors, on a consolidated basis, shall not permit the excess of their current assets over their current liabilities to decline below $8,000,000.00 at any time, tested quarterly, as determined in accordance with GAAP consistently applied.

5.3 Debt Service Coverage Ratio. Borrower and the Guarantors, on a consolidated basis, shall not permit the ratio of (i) EBITDA (as hereinafter defined) less any dividends or distributions made or accrued during the period to (ii) the current maturities of principal paid and interest expense (including the current portion of all leases and conditional sales contracts) to fall below 1.75 to 1.0 at any time, tested quarterly on a four-quarter rolling basis, as determined in accordance with GAAP consistently applied.

5.4 Senior Funded Debt Ratio. Borrower and the Guarantors, on a consolidated basis, shall not permit the Senior Funded Debt Ratio to exceed 1.75 to 1.0 at any time, tested quarterly. “Senior Funded Debt Ratio” is defined as the sum of (i) Notes Payable plus (ii) Current Maturities of Long Term Debt plus (iii) Long Term Debt, divided by EBITDA. “EBITDA” is defined as the sum of net income from continuing operations for the period then ended (excluding any extraordinary income items) plus depreciation, amortization, interest and taxes expensed during the period. EBITDA is to be calculated on a four-quarter rolling basis, as determined in accordance with GAAP consistently applied. For purposes of this covenant, there shall be a 75% credit given for projected EBITDA of any acquired enterprise during the first year of acquisition on a prorated basis.

5.5 Transactions with Subsidiaries and Affiliates. The Obligors shall not enter into, or be a party to, any transaction with any Subsidiary or Affiliate (including, without limitation, transactions involving the purchase, sale or exchange of property, the rendering of services or the sale of stock except in the ordinary course of business pursuant to the reasonable requirements of the Obligors and upon fair and reasonable terms no less favorable to the Obligors than each Obligor would obtain in a comparable arm’s-length transaction with a person other than a Subsidiary or an Affiliate.

Section 6. Defaults, Remedies

6.1 Defaults. Any or all of the Loans of Borrower and any Guarantor shall, at the sole option of Bank, subject to the provisions of Section 6.2 below, and notwithstanding any time or credit allowed by any Note or other instrument evidencing a Loan, be immediately due and payable, without notice or demand, upon the occurrence of any of the following, (herein “Events of Default”):

(a) Failure by the Borrower to make due payment of the principal of or interest on any Note, or failure by the Borrower or any Guarantor in the payment when due of any other Loan or in the payment when due of any other fee or liability, whether direct of contingent (under guaranty agreements, reimbursement agreements, interest rate protection agreements, account agreements or otherwise) owing by the Borrower or any Guarantor to the Bank, whether now existing or hereinafter incurred, whether direct or contingent or failure by the Borrower or any Guarantor to pay any other amount due to the Bank or any affiliate of the Bank, including, without limitation, items which are returned, reversed, refunded or charged back for insufficient funds or for any other reason to any account of the Borrower at the Bank, insurance premiums due to Webster Insurance, lease or loan payments owed to Center Capital Corporation, and payments due to Budget Installment Corporation; or

(b) Failure of Borrower or any Guarantor to perform (i) any covenant, act, duty or obligation, as required under Article 4 of this Agreement, which failure shall continue unremedied for more than ten (10) days, or (ii) any other covenant, act, duty or obligation, as required under any other Article of this Agreement (other than Article 4), any Related Agreement or the occurrence of any act restricted by this Agreement, any Related Agreement or any other agreement between Borrower or any Guarantor and Bank; or

(c) If any representation and/or warranty made by the Borrower or any Guarantor shall be or become untrue in any material respect; or

(d) Failure of Borrower or any Guarantor to furnish financial information as required hereunder within ten (10) days of the date required to be delivered or to permit the inspection of books or records; or

(e) Uninsured loss, theft, damage or destruction of or unauthorized sale of or encumbrance on, any property of the Borrower or any Guarantor or the issuance of any judgment, levy, seizure, attachment, foreign attachment, garnishment or injunction upon or against the Borrower or the Guarantor or any property of Borrower or any Guarantor, in all cases having a value in excess of $100,000; or

(f) The Borrower or any Guarantor shall (l) apply for or consent to the appointment of a receiver, trustee or liquidator of all or a substantial part of any of its assets; (2)

be unable, or admit in writing its inability, to pay its debts as they mature; (3) file or permit the filing of any petition, case, arrangement, reorganization, or the like under any insolvency or bankruptcy law, or the adjudication of it as a bankrupt, or the making of an assignment for the benefit of creditors or the consenting to any form of arrangement for the satisfaction, settlement or delay of debt or the appointment of a receiver for all or any part of its properties; or (4) any action shall be taken by the Borrower or any Guarantor for the purpose of effecting any of the foregoing; or

(g) An order, judgment or decree shall be entered, or a case shall be commenced, against the Borrower or any Guarantor, without the application, approval or consent of the Borrower or any Guarantor by any court of competent jurisdiction, approving a petition or permitting the commencement of a case seeking reorganization or liquidation of the Borrower or any Guarantor or appointing a receiver, trustee or liquidator of the Borrower or any Guarantor or of all or a substantial part of the assets of the Borrower or any Guarantor, and Borrower or any Guarantor, by any act, indicates its approval thereof, consent thereto, or acquiescence therein, or such order, judgment, decree or case shall continue unstayed or in effect for any period of thirty (30) consecutive days; or

(h) If the Borrower or any Guarantor shall dissolve or liquidate, or be dissolved or liquidated, or cease to legally exist, or merge or consolidate, or be merged or consolidated with or into any other entity or corporation; or

(i) Failure by the Borrower or any Guarantor to pay any other debt or obligation or any default by the Borrower or any Guarantor with respect to any other debt (other than debt to the Bank which is covered above) in excess of $100,000.00 to any other Person, if the effect of such default or the result of any action by such other Person is to accelerate the maturity of such debt, or any such obligation shall not be paid when due after giving effect to any applicable grace period except where the Borrower or Guarantors, in good faith, are contesting or objecting to the amount or validity of default with respect to such debt by appropriate administrative or judicial proceedings as long as (i) the Borrower and any Guarantors have, in the Bank’s judgment, a reasonable basis for such objection or contest, (ii) the Borrower and the Guarantors have given prior written notice to the Bank of the Borrower’s and/or Guarantor’s intent to so contest the default, (iii) the Borrower and/or the Guarantors have demonstrated to the Bank’s satisfaction that the proceedings to be initiated by the Borrower and/or the Guarantors shall conclusively operate to stay or prevent a lien upon, or the sale or seizure of any assets of the Borrower or Guarantors or any part thereof or interest therein to satisfy such debt prior to final determination of such proceedings, (iv) the Borrower and/or Guarantors at all times prosecute such contest with due diligence, (v) no more than one (1) such unrelated default or contest shall be ongoing at any one time and (vi) the Borrower and/or the Guarantors pay the debt upon any final determination of a court of competent jurisdiction. In the event that the Borrower and/or the Guarantors fail at any time to comply with any of the foregoing requirements, the Bank may immediately, without notice, declare a Default under this Agreement; or

(j) The occurrence of any Material Adverse Effect on the financial condition of the Obligors; or

(k) If, at any time, the Bank believes in good faith that the prospect of payment of any obligation or the performance of any agreement of the Obligors taken as a whole is impaired, or there is such a change in the condition or affairs (financial or otherwise) of the Obligors taken as a whole as the Bank believes in good faith impairs the Bank’s security (if any) or increases its risk.

6.2 Remedies. Upon the occurrence of any Event of Default and during the continuance thereof prior to written waiver of such Event of Default by the Bank, (i) if such event is an Event of Default specified in Section 6.1(f), Section 6.1(g) or Section 6.1 (h) hereof, the Note and all Loans outstanding hereunder, together with all interest accrued on the Note and all applicable penalties and surcharges and all Loans of the Borrower and any indebtedness or liability to the Bank shall be immediately and forthwith due and payable, and any right of the Borrower to request the Bank to make advances under any Loan or Note shall automatically terminate, all of the foregoing without notice, presentment, demand for payment, notice of non payment, protest or any other notice or demand of any kind, all of which are expressly waived by the Borrower, and (ii) upon the occurrence of any other Event of Default, and during the continuance thereof prior to a written waiver of such Event of Default by the Bank, the Bank may declare the then outstanding principal balance and all interest accrued on the Notes and all applicable penalties and surcharges and all Loans of the Borrower and any indebtedness or liability of any Guarantor to the Bank to be forthwith due and payable, whereupon the same shall become forthwith due and payable, and any right of the Borrower or any Guarantor to request the Bank to make advances under any Loan or Note shall automatically terminate, all of the foregoing without presentment or demand for payment, notice of non payment, protest or any other notice or demand of any kind, all of which are expressly waived by the Borrower and by each Guarantor. Further, the Bank may exercise any and all remedies available to it hereunder, under any Related Agreement, under law or at equity, without notice or demand of any kind. The exercise of any remedy shall not preclude the exercise of any other remedy, all or any of which may be exercised at any time.

Section 7. Miscellaneous

7.1 Waivers.

(a) Borrower and each Guarantor hereby waives presentment, demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description.

(b) With respect to this Agreement, the Related Agreements and the Loans Borrower and each Guarantor assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of the collateral securing any Note or any Loan, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payments thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Bank may deem advisable.

(c) The Bank shall not be deemed to have waived any of its rights upon or under Loans or the Notes unless such waiver be in writing and signed by the Bank. No delay or omission on the part of the Bank in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion. The Bank may revoke any permission or waiver previously granted to Borrower or any Guarantor, such revocation shall be effective whether given orally or in writing.

(d) All rights and remedies of the Bank with respect to this Agreement, the Notes, the Loans, any Related Agreement, any collateral securing the Notes or the Loans, whether evidenced hereby or by any other agreement instrument or document, shall be cumulative and may be exercised singularly or concurrently.

(e) THE BORROWER AND EACH GUARANTOR HEREBY IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING HEREAFTER INSTITUTED BY OR AGAINST THE BORROWER IN RESPECT OF THIS AGREEMENT, THE NOTES, THE LOANS OR ANY RELATED AGREEMENT.

(f) THE BORROWER AND EACH GUARANTOR HEREBY ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS AGREEMENT IS A PART IS A COMMERCIAL TRANSACTION, AND HEREBY WAIVES ITS RIGHT TO NOTICE AND HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, OR AS OTHERWISE ALLOWED BY ANY STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH BANK OR ITS SUCCESSORS OR ASSIGNS MAY DESIRE TO USE.

(g) Borrower and each Guarantor hereby give Bank a lien and right of setoff for all Borrower’s loans upon and against all the deposits, credits, collateral and property of Borrower and each Guarantor, now or hereafter in the possession, custody, safekeeping or control of Bank or any affiliate of the Bank or Webster Financial Corporation or in transit to any of them. Bank may, after the occurrence of an Event of Default hereunder or the occurrence of any event which with the giving of a notice or the lapse of time would constitute an Event of Default, and during the continuance thereof without a written waiver of such Event of Deault by the Bank, apply or set-off the same, or any part thereof, to any Loan of Borrower or any Guarantor, even though unmatured.

(h) The Borrower and each Guarantor hereby agree that Bank shall have the right at any time and from time to time to verify credit information supplied by the Borrower and/or each Guarantor.

(i) The Bank hereby notifies the Borrower and each Guarantor that pursuant to the requirements of the USA Patriot Act (Title III of Public Law 107-56) it is required to obtain, verify and record information that identifies each Borrower which will allow the Bank to identify each Borrower in accordance with the requirements of the USA Patriot Act. The Borrower and each Guarantor hereby consent to the Bank’s sharing of such information, and all other information in the possession of the Bank, to the extent required by any law, regulation or guideline applicable to the Bank.

7.2 Notices. All notices, requests or demands to or upon a party to this Agreement shall be given or made in writing and shall be hand delivered, sent by facsimile or by nationally recognized overnight courier, or deposited in the mails postage prepaid, return receipt requested or delivered, in each case addressed to the addressee at the address set forth above. No other method of giving any notice, request or demand which is otherwise legally authorized is hereby precluded. Notice given as set forth above shall be effective on receipt by hand delivery or registered mail (or refusal to receive) one day after delivery to overnight couriers, or on the date sent by facsimile.

7.3 Expenses. The Borrower will pay all expenses arising out of the preparation, administration, amendment, protection, collection and/or other enforcement of this Agreement, the Related Agreements, the Collateral or security interest granted hereunder or thereunder and the Notes (including, without limitation, reasonable counsels’ fees). The legal fees related to the preparation of this Agreement and the Related Agreements and in connection with the closing of this Agreement are estimated to be $7,500 plus disbursements but this estimate is subject to adjustment in the event of delays or difficulties in closing.

7.4 Compliance. The determination of the Obligors’ compliance with all covenants contained in this Agreement or the Notes shall be based on the application of generally accepted accounting principles employed by the Obligors as of the date of this Agreement unless otherwise subsequently and specifically agreed to in writing by the Bank.

7.5 Stamp Tax. The Borrower will pay any stamp or other tax which becomes payable in respect of the Notes, this Agreement or the Related Agreements.

7.6 Definitions. As used herein or in the Notes (a) the term “Prime Rate” shall mean the rate announced from time to time by the Bank as its Prime Rate and does not necessarily represent the lowest or best rate being charged to any customer; (b) the term “Subsidiary” shall mean any corporation, a majority of whose outstanding stock having ordinary voting powers for the election of directors, shall at any time be owned or controlled by the Borrower or one or more of its subsidiaries; (c) the term “Guarantor” shall mean the defined Guarantors and any future guarantor, endorser or surety of any Obligation of the Borrower to the Bank; (d) “GAAP” means generally accepted accounting principles in effect from time to time in the United States; (e) the term “Permitted Acquisition” shall mean the acquisition by the Borrower, any Guarantor or a Subsidiary or Affiliate of substantially all of the stock, membership interests, partnership interests or other equity interests or assets of any other business corporation or entity provided that (i) at the time thereof and immediately after giving effect thereto no default hereunder or under the Notes shall have occurred and be continuing and (ii) in such transaction, the Borrower, the Guarantors or such Subsidiary or Affiliate is the surviving entity; (f) the term “Affiliate” shall mean any person, or corporation which directly or indirectly controls, or is controlled by, or is under common control with the Borrower; and (g) the term “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity. For purposes of Section 7.6(f) hereof, control shall be deemed to exist if any person, entity or corporation, or combination thereof shall have possession, directly or indirectly, of the power to direct the management or policies of the Borrower or any Guarantor or of any person, entity, or corporation who would not otherwise be deemed an Affiliate hereunder and shall include any holder or group of holders possessing fifty percent (50%) or more of the equity (whether stock or other interest) in the Borrower, any Guarantor or any Affiliate and in any person, entity or corporation, whether such holding is direct or indirect. All accounting terms used herein and not otherwise defined shall have the meanings ascribed to such terms under GAAP.

7.7 Schedules and Exhibits. Schedule A, Schedule 2.2 and Schedule 2.3 (a), Schedule 2.3 (c) and Schedule 2.3 (e) and any other Schedule and Exhibit which is attached hereto is and shall constitute a part of this Agreement.

7.8 Connecticut Law. This Agreement, the Notes, the Related Agreements and any other agreement or documents relating thereto and the rights and obligations of the parties hereunder and thereunder shall be construed and interpreted in accordance with the law of

Connecticut. The Borrower and each Guarantor hereby acknowledge that the underlying transactions to which this Agreement and the Related Agreements relate concerns the making, now or in the future of loans and advances to the Borrower and that said obligations of the Borrower and each Guarantor are primarily to be performed in the State of Connecticut. The Borrower and each Guarantor agrees that the execution of this Agreement and the Related Agreements and the rights and obligations of the parties hereunder and thereunder shall be deemed to have a Connecticut situs and the Borrower and each Guarantor shall be subject to the personal jurisdiction of the courts of the State of Connecticut with respect to any action the Bank, its successors or assigns, may commence hereunder. Accordingly, the Borrower and each Guarantor hereby specifically and irrevocably consents to the jurisdiction of the courts of the State of Connecticut with respect to all matters concerning this Agreement, the Related Agreements, the Notes or the enforcement of any of the foregoing.

7.9 Survival of Representations. All representations, warranties, covenants and agreements herein contained or made in writing in connection with this Agreement and the security interests and rights herein contained shall survive the execution and delivery of the Notes, shall continue in full force and effect until all amounts payable on account of the Notes, the Loans, the Related Agreements and this Agreement shall have been paid in full and this Agreement has been terminated.

7.10 Severability. If any provision of this Agreement is invalid or unenforceable under applicable law, such provision is and will be totally ineffective to that extent, but the remaining provisions of this Agreement shall be unaffected.

7.11 Modifications. Any modification, consent or waiver of any provision of this Agreement shall be at the sole discretion of the party granting the same. No modification or amendment hereof or consent to the breach of any term hereof shall be effective unless same shall be in writing and signed by the parties hereto. A facsimile signature of any party hereto shall be deemed to be effective as an original signature of such party.

7.12 Replacement Notes. Upon receipt of an affidavit of an officer of Bank as to the loss, theft, destruction or mutilation of any Note, any Related Agreement or any other present or future instrument, document or agreement which may govern, evidence or secure any Loan or any Note, Borrower will issue, in lieu thereof, a replacement Note (in the same principal amount thereof and otherwise of like tenor), Related Agreement or other such instrument, document or agreement in substantially the same form and content.

7.13 Successors and Assigns. Sales and Participations.

(a) This Agreement shall be binding upon and shall inure to the benefit of the Obligors, the Bank and their respective successors and assigns.

(b) The Bank shall have the unrestricted right at any time or from time to time, and without Borrower’s or any Guarantor’s consent, to assign and/or transfer all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each an “Assignee”), and Borrower and each Guarantor agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as Bank shall deem necessary to effect the foregoing. In addition, at the request of Bank and any such Assignee, Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if Bank has retained any of its rights and obligations hereunder following such assignment, to Bank, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by Bank prior to such assignment and shall reflect the amount of the respective commitments and loans held by Assignee and Bank after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by Bank in connection with such assignment, and the payment by Assignee of the purchase price agreed to by Bank and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of Bank hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by Bank pursuant to the assignment documentation between Bank and such Assignee, and Bank shall be released from its obligations hereunder and thereunder to a corresponding extent.

(c) Bank shall have the unrestricted right at any time and from time to time, and without the consent of or notice to Obligors, to grant to one or more banks or other financial institutions (each, a “Participant”) participating interests in Bank’s obligation to lend hereunder and/or any or all of the Loans held by Bank hereunder. In the event of any such grant by Bank of a participating interest to a Participant, whether or not upon notice to Obligors, Bank shall remain responsible for the performance of its obligations hereunder and Obligors shall continue to deal solely and directly with Bank in connection with Bank’s rights and obligations hereunder.

(d) In furtherance of the foregoing, Bank may furnish any information concerning Borrower in its possession from time to time to prospective Assignees, Participants and/or other transferees, provided that Bank shall require any such prospective Assignee, Participant and/or other transferee to agree in writing to maintain the confidentiality of such information.

7.14 Joint and Several Liability. This Agreement, if signed by more than one person as Borrower, and/or endorser, guarantor or surety for Borrower, shall bind jointly and severally all persons signing and their respective personal representatives, heirs, successors and assigns.

7.15 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

7.16 Patriot Act Notice. The Bank is subject to the U.S.A. Patriot Act (Title 111 of PUB. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the Bank hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and each Guarantor and other information that will allow the Bank to identify the Borrower and each Guarantor in accordance with the Patriot Act.

THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties hereto have caused this Commercial Loan Agreement to be duly executed as of the day and year first above written.

Signed, Sealed and Delivered

in the Presence of the under-

signed as witnesses to all

signatories:	WEBSTER BANK NATIONAL ASSOCIATION
(“Bank”)

/s/ BARBARA FABRIZIO	By:	/s/ PETER HARGRAVES
	Name:	Peter Hargraves
	Title:	Vice President

/s/ KIM A. HARDY-EDWARDS

BOLT TECHNOLOGY CORPORATION
(“Borrower”)

/s/ JOSEPH ESPESO	By:	/s/ RAYMOND M. SOTO
	Name:	Raymond M. Soto
	Title:	President and Chief Executive Officer

/s/ JOSEPH MAYERICK, JR.

A-G GEOPHYSICAL PRODUCTS,INC.
(“Guarantor”)

/s/ CYNTHIA REESE	By:	/s/ MICHAEL C. HEDGER
	Name:	Michael C. Hedger
	Title:	President

/s/ IMOGENE M. JENKINS

CUSTOM PRODUCTS CORPORATION
(“Guarantor”)

/S/ SUSAN OSOWEICKI	By:	/s/ GERALD H. SHAFF
	Name:	Gerald H. Shaff
	Title:	President

/S/ JAMES POGMORE

STATE OF CONNECTICUT	)
) ss. Waterbury
COUNTY OF NEW HAVEN	)

Personally appeared WEBSTER BANK, NATIONAL ASSOCIATION, by Peter Hargraves, its Vice President, hereunto duly authorized, Signer and Sealer of the foregoing instrument, and acknowledged the same to be his free act and deed, and the free act and deed of said national association, before me.

/s/ BARBARA A. FABRIZIO
Notary Public
My Commission Expires: Nov. 30, 2008

STATE OF CONNECTICUT	)
) ss.
COUNTY OF FAIRFIELD	)

Personally appeared BOLT TECHNOLOGY CORPORATION, by Raymond M. Soto, its President and Chief Executive Officer, hereunto duly authorized, Signer and Sealer of the foregoing instrument, and acknowledged the same to be his free act and deed, and the free act and deed of said corporation, before me.

/S/ JENNIFER KLEINER
Commissioner of the Superior Court
Jennifer Kleiner
My Commission Expires:

STATE OF TEXAS	)
) ss.
COUNTY OF HARRIS	)

Personally appeared A-G GEOPHYSICAL PRODUCTS, INC., by Michael C. Hedger, its President, hereunto duly authorized, Signer and Sealer of the foregoing instrument, and acknowledged the same to be his free act and deed, and the free act and deed of said corporation, before me.

/S/ AMBER STRATEN
Commissioner of the Superior Court
Notary Public
My Commission Expires: July 23, 2007

STATE OF CONNECTICUT	)
) ss.
COUNTY OF NEW HAVEN	)

Personally appeared CUSTOM PRODUCTS CORPORATION, by Gerald H. Shaff, its President, hereunto duly authorized, Signer and Sealer of the foregoing instrument, and acknowledged the same to be his free act and deed, and the free act and deed of said corporation, before me.

/S/ ELIZABETH M. BACON
Notary Public
My Commission Expires: March 31, 2012

List of Schedules

Schedule A	Related Agreements

Schedule 2.2	Subsidiaries and Affiliates

Ownership of Interests

Schedule 2.3(c)	Permitted Debt

Schedule 2.3(e)	Litigation